Exhibit 1.(5)(b)

TERM LIFE INSURANCE RIDER
--------------------------------------------------------------------------------
THIS RIDER IS ISSUED BY GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY AS PART OF THE POLICY TO WHICH IT IS ATTACHED. IT IS ISSUED BASED ON THE INFORMATION GIVEN IN THE APPLICATION AND PAYMENT OF THE PREMIUMS SHOWN ON THE POLICY
SPECIFICATIONS PAGE. EACH PREMIUM FOR THIS RIDER IS PAYABLE ONLY WITH EACH CORRESPONDING PREMIUM FOR THE POLICY. THE PROVISIONS OF THE POLICY APPLY TO THIS RIDER UNLESS OTHERWISE STATED HEREIN.
--------------------------------------------------------------------------------

BENEFIT
This Rider provides Term Life insurance on the Insured. The Insured is the person insured under the policy to which this Rider is attached. Coverage is annually renewable to the Insured's Attained Age 100. The amount of coverage provided under this Rider varies from month to month as described below. The Company will pay the Rider's Death Benefit to the Beneficiary when the Company receives satisfactory proof that the death of the Insured occurred while this Rider was in force.

RIDER DEATH BENEFIT
The Rider's Death Benefit will be determined at the beginning of each Policy Month in accordance with one of the following options, whichever is in effect on the date of the Insured's death.

The Rider's Death Benefit Option at all times must be the same as the policy's Death Benefit Option. The Death Benefit option for the policy and this Rider as of the Issue Date is shown on the Policy Specifications Page 1. The Rider's Death Benefit is determined by the option in effect at the Insured's date of death. The Rider Death Benefit is included in, and will not be an addition to, the Death Benefit Provision described on page 10 of the policy to which it is attached.

For each of the options described below, the Death Benefit will be reduced by any outstanding loans and loan interest accrued.

Option 1:  Level Death
The Rider's Death Benefit will be:
o   the greater of:
    a) the Total Face Amount shown on the Policy Specifications Page 1, less any partial withdrawals; and
    b) the Policy Value Account on the Insured's date of death times the applicable Factor shown in the Table on the Policy Specifications Page 1b.

o   less the greater of:
    c)   the Base Face Amount shown on the Policy Specifications Page 1; and
    d)   the Policy Value Account of the policy to which this Rider is attached.

Option 2:  Coverage Plus
The Rider's Death Benefit will be:
o   the greater of:
    a) the Total Face Amount shown on the Policy Specifications Page 1, plus the Policy Value Account on the Insured's date of death; and
    b) the Policy Value Account on the Insured's date of death times the applicable Factor shown in the Table on the Policy Specifications Page 1b.
o   less
    c)   the Base Policy Face Amount shown on the Policy  Specifications Page 1;
         plus
    d)   the Policy Value Account of the policy to which this Rider is attached.

Option 3:  Premium Accumulation
The Rider's Death Benefit will be:
o   the greater of:
    a) the Total Face Amount shown on the Policy Specifications Page 1, plus the accumulated value of all Premiums paid at interest shown on the Policy Specifications Page 1, less any partial withdrawals; and
    b) the Policy Value Account on the Insured's date of death times the applicable Factor shown in the Table on the Policy Specifications Page 1b.
o   less the greater of
    c) the Base Policy Face Amount shown on the Policy Specifications Page 1 plus the accumulated value of all premiums paid at the interest shown on the Policy Specifications Page 1; and
    d)   the Policy Value Account of the policy to which this Rider is attached.

COVERAGE EFFECTIVE
Coverage under this Rider will take effect on the later of:
o   the effective date of the policy to which this Rider is attached; or
o the date this Rider is delivered and the first Rider premium is paid to the Company.

CHANGE OF FACE AMOUNT
By Request, the Owner may at any time increase or decrease the Rider Face Amount, subject to the Company's approval. Any change in Rider Face Amount may be limited to amounts that will not exceed tax guidelines and jeopardize the tax status of the policy as life insurance.

For a decrease in Rider Face Amount:
o   The Company must receive a Request.
o The decrease will become effective on the first day of the Policy Month following receipt of the Request.
o The decrease will apply first to the most recent increase or increases in Total Face Amount for purposes of the Incontestability Provision.

The minimum decrease amount for the Total Face Amount will be $25,000. The Total Face Amount may not be decreased below $100,000 unless prior approval is obtained from the Company.

For an increase in Rider Face Amount:
o   The Company must receive a Request.
o The increase will be subject to Evidence of Insurability satisfactory to the Company.
o The increase will be effective on the Rider anniversary following the approval of the Request for the increase, subject to the deduction of the first month's cost of insurance for the Rider from the Policy Value Account.

The minimum increase amount Total Face Amount will be $25,000.

COST OF INSURANCE
While this Rider is in force, the cost of insurance for the Rider will be determined on the first day of each Policy Month and added to the policy's monthly deduction. The monthly cost of insurance charge for this Rider is determined by multiplying the monthly cost of insurance rate by the Rider Death Benefit.

Monthly cost of insurance rates for this Rider will be determined by the Company from time to time, based on the Company's expectations as to future experience for factors such as mortality, persistency, expenses and taxes. Any change in the Company's cost of insurance rates will be made uniformly by class.

These rates will never be greater than the Maximum Monthly Cost of Insurance Rates shown on the Policy Specifications Page. The Company may charge a lower monthly rate. The maximum risk rates for this Rider are based on the Sex-Distinct Commissioners 1980 Standard Ordinary Mortality Table, age nearest birthday.

REINSTATEMENT
If the policy to which this Rider is attached is reinstated, the Company will also reinstate this Rider if the Company receives proof, satisfactory to the Company, that the Insured is still insurable at the same rates.

INCONTESTABILITY
This Rider will not be contested on the basis of misrepresentation after it has been in force during the Insured's lifetime for 2 years from its Issue Date.

SUICIDE
If the Insured commits suicide, while sane or insane, within 2 years of the Issue Date of this Rider, (1 year if issued in Colorado or North Dakota), payment will be limited to an amount equal to the cost of insurance deducted for this Rider.

MISSTATEMENT OF AGE AND/OR SEX
If the Insured's age and/or sex has been misstated, the Rider Death Benefit will be adjusted. The adjusted Rider Death Benefit will be that which the Rider cost of insurance charge would have purchased, based on the Insured's correct age and sex on the Effective Date of the Rider. This Rider cost of insurance charge will be determined on the last Monthly Anniversary Day prior to the death of the Insured.

NON-PARTICIPATING
This Rider is non-participating; no dividends are payable. It is not eligible to share in the Company's divisible surplus.

TERMINATION
The Owner may terminate this Rider by Request. In order to terminate this Rider, the Company has the right to require this policy for endorsement. This Rider also will also terminate on the earliest of the following dates:
o   the date the policy is surrendered or terminated;
o   the expiration of the grace period of the policy; or
o   the death of the Insured.

Signed for Great-West Life & Annuity Insurance Company on the Issue Date of the policy (unless a different Issue Date is shown here.)


                                          /s/W.T. McCallum
                                          ---------------------------
                                          W.T. McCallum,
                                          President and Chief Executive Officer